UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G/A

(Rule 13d-102)

Amendment No. 6

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO

RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2(b)

UNDER THE SECURITIES EXCHANGE ACT OF 1934

KemPharm, Inc.

(Name of Issuer)

Common Stock, par value $0.0001

(Title of Class of Securities)

488445206

(CUSIP Number)

December 31, 2020

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

CUSIP No. 488445206

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Delaware Street Capital Master Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 159,364
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 159,364
	8	SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 159,364
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.4% **
12	TYPE OF REPORTING PERSON* PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4(b).

CUSIP No. 488445206

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) DSC Advisors, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 159,364
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 159,364

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 159,364
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.4% **
12	TYPE OF REPORTING PERSON* PN, IA

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4(b).

CUSIP No. 488445206

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) DSC Managers, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 159,364
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 159,364

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 159,364
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.4% **
12	TYPE OF REPORTING PERSON* OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4(b).

CUSIP No. 488445206

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) DSC Advisors, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 159,364
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 159,364

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 159,364
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.4% **
12	TYPE OF REPORTING PERSON* OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4(b).

CUSIP No. 488445206

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Andrew G. Bluhm
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 159,364
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 159,364

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 159,364
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.4% **
12	TYPE OF REPORTING PERSON* IN

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4(b).

SCHEDULE 13G/A

This Amendment No. 6 (this “Amendment”) to the Schedule 13G (the “Schedule 13G”) relates to shares of Common Stock, par value $0.0001 (“Common Stock”), of KemPharm, Inc., a Delaware corporation (the “Issuer”), and is being filed on behalf of (i) Delaware Street Capital Master Fund, L.P. (the “Fund”), a Cayman Islands exempted limited partnership, (ii) DSC Advisors, L.P. (“DSCA”), a Delaware limited partnership, as investment manager to the Fund, (iii) DSC Managers, L.L.C (“DSCM”), a Delaware limited liability company, as the general partner of the Fund, (iv) DSC Advisors, L.L.C. (“DSCA LLC”), a Delaware limited liability company, as the general partner of DSCA, and (v) Andrew G. Bluhm, the principal of DSCA LLC (the persons mentioned in (ii), (iii), (iv) and (v) above are referred to herein as the “Delaware Street Capital Group,” and, together with the Fund, the “Reporting Persons”). All shares of Common Stock are held by the Fund.

This Amendment amends and restates the Schedule 13G as set forth below.

Item 1(a)	Name of Issuer.

KemPharm, Inc.

Item 1(b)	Address of Issuer’s Principal Executive Offices.

1180 Celebration Boulevard

Suite 103

Celebration, FL, 34747

Item 2(a)	Name of Person Filing.

(i) Delaware Street Capital Master Fund, L.P., (ii) DSC Advisors, L.P. (iii) DSC Managers, L.L.C, (iv) DSC Advisors, L.L.C. and (v) Andrew G. Bluhm.

Item 2(b)	Address of Principal Business Office, or, if none, Residence.

900 North Michigan, Suite 1600

Chicago, IL 60611

Item 2(c)	Citizenship or Place of Organization.

The Fund is a Cayman Islands exempted limited partnership. DSCA is a Delaware limited partnership. DSCM is a Delaware limited liability company. DSCA LLC is a Delaware limited liability company. Mr. Bluhm is a United States citizen.

Item 2(d)	Title of Class of Securities.

Common Stock, par value $0.0001 (the “Common Stock”).

Item 2(e)	CUSIP Number.

488445206

Item 3	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Inapplicable.

Item 4	Ownership.

(a)	The Fund may be deemed the beneficial owner of 159,364 shares of Common Stock. The Delaware Street Capital Group may be deemed the beneficial owner of 159,364 shares of Common Stock.

(b)

The Reporting Persons may be deemed the beneficial owners of 3.4% of the Issuer’s outstanding shares of Common Stock. This percentage was calculated by dividing (i) 159,364 (representing 63,899 shares of Common Stock and 95,465 shares issuable upon the exercise of notes (the “Note Shares”)), by (ii) 4,627,504 the number shares of Common Stock (representing the number of issued and outstanding shares of Common Stock as of September 30, 2020, as reported in the Issuer’s Amendment No. 2 to Form S-1 filed with the Securities and Exchange Commission on December 28, 2020 together with the Note Shares).

(c)	The Fund has the sole power to vote and dispose of the 159,364 shares of Common Stock. The Delaware Street Capital Group has the shared power to vote and dispose of the 159,364 shares of Common Stock.

Item 5	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X].

Item 6	Ownership of More Than Five Percent on Behalf of Another Person.

Inapplicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported On by the Parent Holding Company.

Inapplicable.

Item 8	Identification and Classification of Members of the Group.

Inapplicable.

Item 9	Notice of Dissolution of Group.

Inapplicable.

Item 10	Certification.

By signing below each of the Reporting Persons certifies that, to the best of such person’s knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 16, 2021

Delaware Street Capital Master Fund, L.P.

By: DSC Managers, L.L.C., its general partner

By:	/s/ Andrew G. Bluhm
Name:	Andrew G. Bluhm
Title:	Managing Member

DSC Managers, L.L.C.

By:	/s/ Andrew G. Bluhm
Name:	Andrew G. Bluhm
Title:	Managing Member

DSC Advisors, L.P.

By: DSC Advisors, L.L.C., its general partner

By:	/s/ Andrew G. Bluhm
Name:	Andrew G. Bluhm
Title:	Managing Member

DSC Advisors, L.L.C.

By:	/s/ Andrew G. Bluhm
Name:	Andrew G. Bluhm
Title:	Managing Member

/s/ Andrew G. Bluhm
Andrew G. Bluhm